Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Post-Qualification Amendment No. 1 to the Offering Statement on Form 1-A of our report dated April 27, 2022, relating to the financial statements of Jet Token Inc. as of December 31, 2021 and 2020, and to all references to our firm included in this Offering Statement.

/s/ BF Borgers CPA PC

BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO

June 15, 2022